EXHIBIT 23


                        Independent Accountants' Consent




The Board of Directors
Polaroid Corporation:

We consent to the  incorporation by reference in registration statement
No. 333-32285 on Form S-8 with respect to the Polaroid Retirement Savings Plan (the Plan) of our report dated May 18, 1998, relating to the statements of net assets available for plan benefits of the Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1997 annual report on Form 11-K of the Polaroid Retirement Savings Plan.


                                  /s/ KPMG Peat Marwick LLP




Boston, Massachusetts
June 24, 1998